Exhibit 10.12

Option: #_______

Speed Commerce, Inc. 2014 Stock Option and Incentive Plan

Nonemployee Director Stock Option Agreement

You have been granted an option to purchase shares of the Company, subject to the terms and conditions of the 2014 Stock Option and Incentive Plan and the Option Agreement set forth below, as follows:

Name of Optionee:	____________________
Grant Date:	April 1, 2015
Total number of Option Shares:	12,000 Shares of Common Stock
Exercise price per share:	$______
Expiration date of option*:	March 31, 2025

Vesting Schedule:	First Exercisable	Number of Option Shares
	April 1, 2016	4,000
	April 1, 2017	4,000
	April 1, 2018	4,000

* Subject to earlier expiration as provided below.

Nonqualified Stock Option Agreement

1       GRANT OF OPTION.

Speed Commerce, Inc., a Minnesota corporation (together with all successors thereto, the "Company"), hereby grants to the optionee named above (the “Optionee”), who is a Director of the Company and is not an employee of the Company, an option (the "Stock Option") to purchase on or prior to the expiration date specified above, subject to earlier termination as is specified herein, all or any part of the number of shares indicated above (the “ Option Shares”) of the Company’s common stock, no par value (the “Common Stock"), at the per share option exercise price specified above (the “Exercise Price”), subject to the terms and conditions set forth in this Option Agreement (the "Agreement") and in the Speed Commerce, Inc. 2014 Stock Option and Incentive Plan, as amended from time to time (the "Plan"). This Stock Option is not intended to qualify as an "incentive stock option" as defined in Section 422(b) of the Internal Revenue Code of 1986. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

2.       ACCEPTANCE.

Your execution of this Agreement will indicate your acceptance of and your willingness to be bound by its terms. This Agreement imposes no obligation upon you to purchase any of the Option Shares. Your obligation to purchase Option Shares can arise only upon your exercise of this Option in the manner set forth in Section 4 below. This Option may not be exercised unless you have executed and returned this Agreement to the Company.

3.       WHEN OPTION MAY BE EXERCISED.

3.1     Vesting Schedule. Subject to the terms and conditions hereof, the Option shall first become exercisable with respect to the Option Shares in the installments and on the vesting dates specified above (the “Vesting Schedule”). The rights to exercise this Option on the specified vesting dates shall be cumulative with respect to the Option Shares becoming exercisable on each such date but in no event shall this Option be exercisable after, and this Option shall become void and expire as to all unexercised Option Shares at 4:00 p.m. (Minneapolis time) on the expiration date set forth above (the “Expiration Date”).

3.2     Termination of Service as a Director. In the event that your service as a director of the Company ceases for any reason, this Option shall expire and become void as to all unexercised Option Shares at 4:00 p.m. (Minneapolis time) on the first anniversary date of the date your service as a director ends, unless the Expiration Date precedes this anniversary date. Your service as a director ceases on the earliest of the following: (i) death; (ii) resignation; (iii) removal by the Shareholders; (iv) disqualification; or (v) the date your successor is elected and qualifies. Until the forgoing early termination date, the Vesting Schedule shall continue to apply.

3.3     Corporate Transaction. For purposes of this Section 3.3, the term “Corporate Transaction” shall have the meaning set forth in Section 2 of the Plan. Upon the occurrence of a Corporate Transaction, the Vesting Schedule shall no longer apply and this Option shall automatically and immediately become exercisable in full. The Committee in its discretion may make further adjustments or modifications to the Option pursuant to Section 8 of the Plan.

4.       HOW OPTION MAY BE EXERCISED.

4.1     Notice. If exercisable, this Option may be exercised in whole or in part (but in increments of at least 100 Option Shares) from time to time by accessing Solium Shareworks (www.solium.com) or by emailing their executive services department at executiveservices@solium.com and following instructions provided to you by the Company and Solium. Exercise must be accompanied by payment in full pursuant to Section 5 below of the aggregate Exercise Price for the Option Shares being purchased.

4.2     Proof of Representation. If notice of the exercise of this option is given by a person or persons other than you, the submission of appropriate proof of the right of such person or persons to exercise this Option will be required as a condition to the exercise of this Option.

4.3     Issuance of Shares. Certificates evidencing ownership of the shares of Common Stock purchased upon any exercise of this Option will be issued as soon as practicable. If permitted by law and the rules of the applicable stock exchange, the issuance of shares will be effected on a noncertificated basis. The Company, however, shall not be required to issue or deliver a certificate or book-entry for any shares until it has complied with all requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange on which the Company's Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on said exchange. The Company may cause each certificate or book-entry evidencing the purchased Common Stock to be endorsed with one or more legends setting forth the restrictions on transfer of such Common Stock. Until the issuance of the Option Shares pursuant to this Agreement and the Plan, you, or such other person as may be entitled to exercise this option, shall have none of the rights of a shareholder with respect to the Option Shares.

4.4     Tax Consequences. You acknowledge that there are tax consequences that may be adverse to you upon the exercise of this Option and/or the disposition of Option Shares and that you should consult a tax adviser prior to such exercise or disposition. The Company makes no representations with respect to tax consequences.

5.       PAYMENT FOR OPTION SHARES.

5.1     How Paid. At the time of exercise, you must deliver consideration to Merrill Lynch equal to the product of the Exercise Price and the number of Option Shares being purchased. Forms of payment acceptable are: (i) cash (by wire transfer to the Company); (ii) a personal check or a certified or bank cashier’s check, payable to the Company; (iii) authorization to Solium Shareworks to sell only enough of the underlying shares to cover the Exercise Price, taxes and fees (cashless hold); (iv) authorization to Solium Shareworks to sell all of the underlying shares and deliver the proceeds, less taxes and fees, to you or your Solium Shareworks account (cashless sell); or (v) the tender of shares of Common Stock that you have owned for at least six months with a value on the day of exercise equal to the Exercise Price, taxes and fees (stock swap exercise).

5.2     Payment by Tendering Shares. If paying all or a portion of the aggregate Exercise Price by a stock swap exercise, you may satisfy such delivery by presenting proof of beneficial ownership of such shares rather than physical delivery. The Company will accept such delivery by attestation as payment and deduct the same number of shares from the number of Option Shares issued pursuant to the exercise.

6.      TRANSFERABILITY OF OPTION.

You may not sell, assign, pledge (as loan collateral or otherwise), encumber (by operation of law or otherwise), or transfer this Option in any manner, other than by will or the applicable laws of descent or distribution. During your lifetime, this Option is exercisable only by you or a legal representative. Any attempt to transfer or encumber this Option or the Option Shares shall be null and void and shall void this Option.

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7.      THIS OPTION SUBJECT TO PLAN.

This Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference herein in their entirety, and, by execution hereof, you acknowledge having reviewed a copy of the Plan. The provisions of this Agreement shall be interpreted so as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan. In the event that any provision hereof is inconsistent with the terms of the Plan, the terms of the Plan shall prevail. You acknowledge and agree that in the event of any question or controversy relating to the terms of the Plan or this Agreement, the decision of the Committee administering the Plan shall be conclusive and final. A copy of the Plan has been filed with the Securities and Exchange Commission as an Exhibit to S-8 Registration Statement dated December 24, 2014, and is also available from the Company, attention Human Resources.

8.      MISCELLANEOUS.

8.1     Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

8.2     Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Texas. The parties agree that any action relating to this Agreement may be brought in the state or federal courts located in Dallas County, Texas and the parties hereby consent to the jurisdiction of such courts.

8.3     Entire Agreement. This agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

8.4     Amendment and Waiver. This Agreement may be amended, waived, modified or canceled by the Committee at any time, provided that all such amendments, waivers, modifications or cancellations shall comply with and not be prohibited by the provisions of the Plan, and any amendment, waiver, modification or cancellation that has a material adverse affect on your rights under this Agreement shall be with your consent in a written instrument executed by you and the Company.

Agreed and accepted as of the Grant Date:

SPEED COMMERCE, INC.		OPTIONEE
________________

By
Richard S Willis
Its	President and CEO

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